Exhibit 10.7c

NOTICE OF RESTRICTED STOCK UNIT AWARD
(UNITED STATES, CANADA, UNITED KINGDOM)

ACHIEVE LIFE SCIENCES, INC.

2017 EQUITY INCENTIVE PLAN

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Achieve Life Sciences, Inc. (the “Company”), 2017 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement (Restricted Stock Unit Agreement, including any special terms and conditions for your country set forth in the appendix attached thereto (collectively, the “RSU Agreement”)).  You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:
Address:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:	The settlement of all vested RSUs granted hereunder. The RSUs expire earlier if your Service terminates earlier, as described in the RSU Agreement.
Vesting Schedule:

[Sample vesting language:] [25% of the total number of RSUs will vest on the twelve month anniversary of the Vesting Commencement Date and 25% of the total number of RSUs will vest on each annual anniversary thereafter so long as your Service continues.][Note:  actual vesting language to match vesting schedule approved by the Board or Committee]

Additional Terms:

If your address set forth above is an address located outside the United States, the additional terms and conditions set forth on an Appendix attached hereto (as executed by the Company) are applicable and are incorporated herein by reference.  (No Appendix need be attached if your address set forth above is an address located within the United States.)

(Signature page follows.)

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service.  By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the RSU Agreement.  By accepting this award of RSUs, you consent to the electronic delivery and acceptance as further set forth in the RSU Agreement.

PARTICIPANT

By:
Name:

ACHIEVE LIFE SCIENCES, INC.

By:
Name:
Title:

RESTRICTED STOCK UNIT AGREEMENT

ACHIEVE LIFE SCIENCES, INC.

2017 EQUITY INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) by Achieve Life Sciences, Inc. (the “Company”), subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”) (collectively, this “RSU Agreement”).

1.Nature of Grant.  In accepting this award of RSUs, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, the RSUs and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company, or a Parent or Subsidiary of the Company;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer (as defined below), or any other Parent or

Subsidiary of the Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its Parent or Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)the following provisions apply only if you are providing Service outside the United States:

(i)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or the subsequent sale of any Shares acquired upon settlement.

2.Settlement.  Settlement of RSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if the vesting date under the vesting schedule set forth in the Notice is in December, then settlement of any RSUs that vest in December shall be within 30 days of vesting.  Settlement of RSUs shall be in Shares.  Settlement means the delivery to you of the Shares vested under the RSUs.  Fractional Shares will not be issued.

3.No Stockholder Rights.  Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

4.Dividend Equivalents.  Dividends, if any (whether in cash or Shares), shall not be credited to you.

5.No Transfer.  RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

6.Termination.  If your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate, without payment of any consideration to you.  For purposes of this award of RSUs, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period).  In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.

7.Tax Consequences.  You acknowledge that there will be certain consequences with regard to income tax, national or social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”) upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

8.Responsibility for Taxes.  Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all Tax-Related Items withholding or required deductions, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding and payment on account obligations of the Company and/or the Employer.  In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (c) payment by you of an amount equal to the Tax-Related Items directly by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the taxable or withholding event.  The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the RSUs that cannot be satisfied by the means previously described.  You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

9.Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this RSU Agreement and any other RSU grant materials by and among, as applicable, the Company, the Employer and any other Parent or Subsidiaries, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company, the designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected.  The only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10.Acknowledgement.  The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan.  You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in this RSU Agreement and those set forth in the Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this RSU Agreement.

11.Entire Agreement; Enforcement of Rights.  This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement.  The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.

12.Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable.  You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

13.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Governing Law; Venue.  This RSU Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Diego County, California or the federal courts of the United States for the Southern District of California and no other courts.

15.Severability.  If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.

In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement, (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms.

16.No Rights as Employee, Director or Consultant.  Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.

17.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures.  By your acceptance of this award of RSUs, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email].  You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.

18.Insider Trading Restrictions/Market Abuse Laws.  You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

19.Language.  If you have received this RSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.Appendix. Notwithstanding any provisions in this Restricted Stock Unit Agreement, this award of RSUs shall be subject to any special terms and conditions set forth in any Appendix hereto for your country.  Moreover, if you relocate to one of the countries included in the

Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this RSU Agreement.

21.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Waiver.  You acknowledge that a waiver by the Company of breach of any provision of this RSU Agreement shall not operate or be construed as a waiver of any other provision of this RSU Agreement, or of any subsequent breach by you or any other Participant.

23.Code Section 409A.  For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

24.Award Subject to Company Clawback or Recoupment.  The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.

BY ACCEPTING THIS AWARD OF RSUS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO

RESTRICTED STOCK UNIT AGREEMENT

ACHIEVE LIFE SCIENCES, INC.

2017 EQUITY INCENTIVE PLAN

Capitalized terms, unless explicitly defined in this Appendix, shall have the meanings given to them in the RSU Agreement, the Notice or in the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to you under the Plan if you reside in one of the countries listed below.  If you are a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after receiving the RSUs, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding securities, exchange control, tax and certain other issues of which you should be aware with respect to your participation in the Plan.  The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of October 2017.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the RSUs vest or you sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

Finally, if you are a citizen or resident (or are considered as such for local tax purposes) of a country other than the one in which you are currently residing and/or working, or if you transfer to another country after the grant of the RSUs, the information contained herein may not be applicable to you in the same manner.

CANADA

Terms and Conditions

Settlement.

The following provision supplements Section 2 of the Restricted Stock Unit Agreement:  Notwithstanding anything to the contrary in the Plan, including Section 9.2 of the Plan, the RSUs will be settled in Shares only, not cash.

Termination.

The following sentence replaces the second sentence of Section 6 of the Restricted Stock Unit Agreement:  For purposes of this award of RSUs, your Service will be considered terminated as of the date that is the earliest to occur of: (1) the date of termination of Service, (2) the date you receive notice of termination from the Employer, and (3) the date you are no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable law (including, but not limited to statutory law, regulatory law and/or common law).

Language Consent.

The following provisions will apply to you if you are a resident of Quebec:

The parties acknowledge that it is their express wish that the RSU Agreement, as well as all appendices, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy.

The following provision supplements Section 9 of the Restricted Stock Unit Agreement:  You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan.  You further authorize the Company, the Employer, its Parent or other Subsidiaries and the Committee to disclose and discuss the Plan with their advisors.  You further authorize the Company, the Employer and its Parent or other Subsidiary to record such information and to keep such information in your employee file.

Notifications

Securities Law Information.

You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under Plan takes place outside of Canada through the facilities of a stock exchange on which the Common Stock is listed.

Foreign Asset/Account Reporting Information.

Canadian taxpayers must report annually on Form T1135 (Foreign Income Verification Statement) the foreign property (including Shares acquired under the Plan) held if the total value of such foreign property exceeds C$100,000 at any time during the year.  Unvested RSUs also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign property held.  The Form T1135 must be filed at the same time the individual's files his or her annual tax return.  You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

UNITED KINGDOM

Terms and Conditions

Settlement.

The following provision supplements Section 2 of the Restricted Stock Unit Agreement:  Notwithstanding anything to the contrary in the Plan, including Section 9.2 of the Plan, the RSUs will be settled in Shares only, not cash.

Responsibility for Taxes.

The following provision supplements Section 8 of the Restricted Stock Unit Agreement:

You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of income tax that you owe at vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days of the U.K. tax year within which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective as of the Due Date.  You agree that the loan will bear interest at the Her Majesty’s Revenue and Customs (“HMRC”) official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means set forth in this Section 8.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.  In the event that you are an executive officer or director and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be due.  You will be responsible for reporting and accounting for any income tax due on this additional benefit directly to

HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any NICs due on this additional benefit.

Employer NICs.

As a condition of participation in the Plan, you agree and undertake to the Company and to the Employer to accept any liability for secondary Class 1 National Insurance Contributions that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”).  The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or in Section 8 of the Restricted Stock Unit Agreement.

You further agree, if required to do so, to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required by the Company or the Employer in respect of the Employer NICs liability.  You further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of your Joint Election.

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